Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TAYLOR NAMED PRESIDENT OF TREDEGAR’S FILM PRODUCTS SUBSIDIARY

          RICHMOND, Va., April 5, 2005 - Tredegar Corporation (NYSE:TG) has named Nancy M. Taylor president of its film products subsidiary, effective immediately. Ms. Taylor, who will continue as senior vice president of Tredegar, will replace Thomas G. Cochran, who is leaving the company to pursue other opportunities.

          “Nancy has made significant contributions to Tredegar for 14 years, including two years as managing director in Europe for films, and I am extremely pleased to announce her new role with the company,” said Norman A. Scher, Tredegar’s president and chief executive officer.

          Mr. Scher continued, “We would like to thank Tom for his many contributions to Tredegar. We appreciate the role he has played in bringing the films subsidiary to its current competitive position in the industry. We wish him well in his future endeavors.”

          Mr. Scher added that the timing of this change should not be construed to relate to first-quarter results for Tredegar or Tredegar Film Products.

          Ms. Taylor joined Tredegar in 1991 as assistant general counsel and was named corporate counsel and secretary in 1994. In 1997, she was named general counsel and elected vice president in 1998. She was named vice president, administration and corporate development in 2001. In early 2003, Ms. Taylor became managing director, Europe, for Tredegar Film Products, where she was responsible for all film operations in Europe. Ms. Taylor returned to Richmond at the end of 2004 after being named senior vice president for strategy and special projects.

          Ms. Taylor received a B.A. degree from College of the Holy Cross and a law degree from Catholic University of America.

          Tredegar Film Products is a major supplier of apertured and elastic materials for use in personal care markets. Primary applications include diapers and feminine hygiene products. It also produces films for a variety of packaging and specialty markets. The subsidiary had sales of $413 million in 2004, and employs approximately 1,200 people at its production facilities in North America, South America, Europe and Asia.

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TAYLOR NAMED PRESIDENT
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          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

          Tredegar Film Products is highly dependent on sales to one customer, which comprised approximately 27% of Tredegar’s net sales in 2004. Tredegar Film Products' success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products and its marketing and production scheduling. Our ability to grow Tredegar Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

          Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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